Schedule or Computation of Performance Quotations
MJI International Equity Portfolio - Institutional Service Class Shares
Exhibit 16

1. Average Annual Return (As of April 30, 1997) at Maximum Offering Price

P (1+T)/N/ = ERV

Where:        P    =     A hypothetical initial payment of $1,000
              T    =     average annual total return
              N    =     number of years
             ERV   =     ending redeemable value at end of the period

                                         Since Inception
                     One Year               12/31/96
                     --------               --------
              P    =     $1,000        P     =     $1,000

              T    =     1.140%        T     =     1.140%

              N    =     1 year        N     =     0.332 years

             ERV   =     $1,011       ERV    =     $1,004